                                                                    EXHIBIT 4.2

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                  SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE
                                PREFERRED STOCK

                          CERTIFICATE OF DESIGNATIONS

                               GOTHAM GOLF CORP.

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              Designating a Series of Preferred Stock as Series A
               Cumulative Convertible Redeemable Preferred Stock and Fixing Distribution and Other Preferences and
                             Rights of Such Series

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                           Dated as of       , 2002

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                               GOTHAM GOLF CORP.

   Gotham Golf Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware ("GGC"), hereby certifies that the following resolution was adopted by the Board of Directors of GGC, as required by Section 151 of the General Corporation Law at a meeting duly called and held on [INSERT DATE OF MEETING]:

   RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with Sections 1 and 2 of Article IV of the Certificate of Incorporation of GGC, as amended, a series of preferred shares of GGC be and hereby is created, and that the designation and amount thereof and the preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

   SECTION 1. NUMBER OF SHARES AND DESIGNATION. This class of preferred stock shall be designated as Series A Cumulative Convertible Redeemable Preferred Stock, par value $25.00 per share (the "SERIES A PREFERRED SHARES"), and the number of shares which shall constitute such series shall not be more than 2,000,000 shares, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors. Subject to applicable law, all Series A Preferred Shares shall be represented by uncertificated shares; PROVIDED, HOWEVER, that upon request of any holder of Series A Preferred Shares, such holder shall be entitled to have a certificate signed by, or in the name of, GGC representing the number of Series A Preferred Shares held by such holder.

   SECTION 2. DEFINITIONS. For purposes of the Series A Preferred Shares, the following terms shall have the meanings indicated:

      "BOARD OF DIRECTORS" shall mean the Board of Directors of GGC or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

      "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

      "CALL DATE" shall mean the date specified in the notice to holders required under Section 5(c) as the Call Date.

      "COMMON SHARES" shall mean the common shares of common stock of GGC, par value $0.01 per share.

      "CONSTITUENT PERSON" shall have the meaning set forth in Section 6(f).

      "CONVERSION PRICE" shall mean the conversion price per Common Share of GGC for which the Series A Preferred Shares are convertible, as such Conversion Price may be adjusted pursuant to Section 6(e). The initial conversion price shall be equal to 5.0842 multiplied by a fraction, the numerator of which is the GGC Factor and the denominator of which is the First Union Factor.

      "CURRENT MARKET PRICE" of publicly traded common shares or any other class of shares of capital stock or other security of GGC or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chairman of the Board or the Board of Directors.

      "DIVIDEND PAYMENT DATE" shall mean the last calendar day of January, April, July and October in each year, commencing on [INSERT FIRST JANUARY
   31, APRIL 30, JULY 31 OR OCTOBER 31 AFTER THE ISSUE DATE], 2002; PROVIDED, HOWEVER, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

      "DIVIDEND PERIODS" shall mean quarterly dividend periods commencing on February 1, May 1, August 1 and November 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include [INSERT FIRST JANUARY 31, APRIL 30, JULY 31 OR OCTOBER 31 AFTER THE ISSUE DATE], and other than the Dividend Period during which any Series A Preferred Shares shall be redeemed pursuant to
   Section 5, which shall end on and include the Call Date with respect to the Series A Preferred Shares being redeemed).

      "ESCROW FUND" shall mean that certain escrow fund established in connection with the Merger and in accordance with the terms of the Merger Agreement for the benefit of holders of First Union Common Shares and Common Shares, as the case may be.

      "ESCROW DISTRIBUTION AMOUNT" shall mean the amount of cash distributed out of the Escrow Fund on the Distribution Date with respect to each First Union Common Share outstanding as of the Merger.

      "ESCROW DISTRIBUTION DATE" shall mean the day on which the Escrow Fund terminates, and, in accordance with the terms of the Merger Agreement, the funds remaining in the Escrow Fund are distributed to holders of First Union Common Shares as of the Merger.

      "ESCROW SHARE DEDUCTION" shall mean an amount in cash equal to the difference between the Escrow Share Holdback and the Escrow Distribution Amount.

      "ESCROW SHARE HOLDBACK" shall mean the amount of cash deposited into the Escrow Fund divided by the number of outstanding First Union Common Shares as of immediately prior to the effective time of the Merger.

      "EXPIRATION TIME" shall have the meaning set forth in Section 6(e)(iv).

      "FAIR MARKET VALUE" shall mean the average of the daily Current Market Prices of a Common Share during the five (5) consecutive Trading Days selected by GGC commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. The term "EX DATE," when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

      "FIRST UNION" shall mean the meaning set forth in Section 6(a).

      "FIRST UNION COMMON SHARE" shall mean each issued and outstanding share of beneficial interests, par value $1.00 per share, of First Union (other than shares of beneficial interests held by First Union) as of the date of the Merger.

      "FIRST UNION FACTOR" shall mean the higher of (i) $[INSERT 2.55 MINUS DEDUCTIONS ON ACCOUNT OF THE DIVIDEND SHARE HOLDBACK AND THE SHARED COSTS HOLDBACK (AS DEFINED IN THE MERGER AGREEMENT)]; and (ii) the average of the daily Current Market Prices of a First Union Common Share during the twenty
   (20) consecutive Trading Days immediately prior to the date of the Merger.

      "FIRST UNION SERIES A PREFERRED SHARE" shall mean the meaning set forth in Section 6(a).

      "FULLY JUNIOR SHARES" shall mean the Common Shares and any other class or series of shares of capital stock of GGC now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of GGC.

      "GGC FACTOR" shall mean (i) in the event that there are Current Market Prices for a Common Share during each Trading Day in the twenty (20) consecutive Trading Days immediately after the Merger (the "20-DAY WINDOW"), the lower of (W) $20 and (X) the average of the daily Current Market Prices of a Common Share during the 20-Day Window; or (ii) in the event that there are not Current Market Prices for a Common Share during each Trading Day in the 20-Day Window, the lower of (Y) $20 and (Z) the value of a Common Share immediately after the Merger as determined by a nationally recognized investment bank or firm listed on EXHIBIT 1.

      "INCOME FROM OPERATIONS" shall mean GGC's consolidated revenues minus expenses.

      "ISSUE DATE" shall mean [INSERT DATE OF THE MERGER].

      "JUNIOR SHARES" shall mean the Common Shares and any other class or series of shares of capital stock of GGC now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of GGC.

      "MERGER" shall have the meaning set forth in Section 6(a).

      "MERGER AGREEMENT" shall mean that certain Agreement and Plan of Merger and Contribution, dated as of February 13, 2002 (as may be amended from time to time), by and among First Union, GGC and certain other parties providing for, among other things, the Merger.

      "NON-ELECTING SHARE" shall have the meaning set forth in Section 6(f).

      "PARITY SHARES" shall have the meaning set forth in Section 8(b).

      "PERSON" shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

      "PRESS RELEASE" shall have the meaning set forth in Section 5(b).

      "PURCHASED SHARES" shall have the meaning set forth in Section 6(e)(iv).

      "SECURITIES" and "SECURITY" shall have the meanings set forth in Section 6(e)(iii).

      "SERIES A PREFERRED SHARES" shall have the meaning set forth in Section 1.

      "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by GGC in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of GGC; PROVIDED, HOWEVER, that if any funds for any class or series of Junior Shares or any class or series of shares of capital stock ranking on a parity with the Series A Preferred Shares as to the payment of dividends are placed in a separate account of GGC or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series A Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

      "TRADING DAY" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of NASDAQ, or if such securities are not quoted on such National Market System, in the applicable securities market in which the securities are traded.

      "TRANSACTION" shall have the meaning set forth in Section 6(f).

      "TRANSACTION PROCEEDS" shall have the meaning set forth in Section 6(a).

      "TRANSFER AGENT" means [            ], or such other agent or agents of
   GGC as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares.

      "VOTING PREFERRED SHARES" shall have the meaning set forth in Section
   9(b).

   SECTION 3.  DIVIDENDS.

   (a) The holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per share equal to the greater of (i) $0.525 per share per Dividend Period (equivalent to 8.4% of the liquidation preference per annum) or (ii) the cash dividends (determined on each Dividend Payment Date) on the Common Shares, or portion thereof, into which a Series A Preferred Share is convertible. Such dividends shall equal the number of Common Shares, or portion thereof, into which a Series A Preferred Share is convertible, multiplied by the most current quarterly cash dividend on a Common Share on or before the applicable Dividend Payment Date. Such dividends shall begin to accrue and shall be fully cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of GGC legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on [INSERT FIRST JANUARY 31, APRIL 30, JULY 31 OR OCTOBER 31 AFTER THE ISSUE DATE]. Each such dividend shall be payable in arrears to the holders of record of Series A Preferred Shares as they appear in the records of GGC at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the Board of Directors. Any dividend payment made on Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Series A Preferred Shares which remains payable.

   (b) The initial Dividend Period will include a partial dividend for the period from the Issue Date until [INSERT FIRST JANUARY 31, APRIL 30, JULY 31 OR OCTOBER 31 AFTER THE ISSUE DATE]. The amount of dividends payable for such period, or any other period shorter than a full Dividend Period, on the Series A Preferred Shares shall be computed on the basis of a 360-day year of twelve 30-day months. Holders of Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series A Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

   (c) So long as any Series A Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series A Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Shares and accumulated and unpaid on such Parity Shares.

   (d) So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully

Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of GGC or any subsidiary of GGC for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by GGC, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series A Preferred Shares and any other Parity Shares of GGC shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Shares and the current dividend period with respect to such Parity Shares.

   (e) No distributions on Series A Preferred Shares shall be declared by the Board of Directors or paid or set apart for payment by GGC at such time as the terms and provisions of any agreement of GGC, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

   SECTION 4.  LIQUIDATION PREFERENCE.

   (a) In the event of any liquidation, dissolution or winding up of GGC, whether voluntary or involuntary, before any payment or distribution of the assets of GGC (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series A Preferred Shares shall be entitled to receive Twenty-Five Dollars ($25.00) per Series A Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, without interest; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of GGC, the assets of GGC, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of GGC with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of GGC's property or business or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of GGC.

   (b) Subject to the rights of the holders of shares of any series or class or classes of shares of capital stock ranking on a parity with or prior to the Series A Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of GGC, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

   SECTION 5.  REDEMPTION AT THE OPTION OF GGC.

   (a) At any time and at its option, GGC may redeem the Series A Preferred Shares in whole or in part, as set forth herein, subject to the provisions described below.

   (b) The Series A Preferred Shares may be redeemed, in whole or in part, at the option of GGC, at any time, only if for 20 Trading Days, within any period of 30 consecutive Trading Days, including the last Trading Day of such period, the Current Market Price of the Common Shares on each of such 20 Trading Days equals or exceeds the Conversion Price in effect on such Trading Day. In order to exercise its redemption option, GGC must issue a press release announcing the redemption (the "PRESS RELEASE") prior to the opening of business on the second Trading Day after the condition in the preceding sentence has, from time to time, been met. The Press Release shall announce the redemption and set forth the number of Series A Preferred Shares that GGC intends to redeem. The Call Date (as defined below) shall be selected by GGC, shall be specified in the notice of redemption and shall be not less than 30 days or more than 60 days after the date on which GGC issues the Press Release.

   (c) Upon redemption of Series A Preferred Shares by GGC on the date specified in the notice to holders required under subparagraph (e) of this
Section 5 (the "CALL DATE"), each Series A Preferred Share so redeemed shall be converted into a number of Common Shares equal to the liquidation preference (excluding any accrued and unpaid dividends) of the Series A Preferred Shares being redeemed divided by the Conversion Price as of the opening of business on the Call Date.

   Upon any redemption of Series A Preferred Shares, GGC shall pay any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date, without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series A Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, GGC shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares called for redemption or on the Common Shares issued upon such redemption.

   (d) If full cumulative dividends on the Series A Preferred Shares and any other class or series of Parity Shares of GGC have not been paid or declared and set apart for payment, the Series A Preferred Shares may not be redeemed in part and GGC may not purchase or acquire Series A Preferred Shares or Parity Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares or Parity Shares, as the case may be.

   (e) If GGC shall redeem Series A Preferred Shares pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given not more than four Business Days after the date on which GGC issues the Press Release to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the transfer books of GGC. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Call Date; (2) the number of Series A Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the number of Common Shares to be issued with respect to each Series A Preferred Share; (4) if applicable, the place or places at which certificates for such shares are to be surrendered for Common Shares; (5) the then-current Conversion Price; and (6) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless GGC shall fail to make available the number of Common Shares or amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series A Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Shares of GGC shall cease (except the rights to receive (x) the Common Shares and cash payable upon such redemption, without interest thereon and (y) any dividends payable thereon). GGC's obligation to provide Common Shares and cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, GGC shall deposit with a bank or trust company (which may be an affiliate of GGC) that has an office in the Borough of Manhattan, City of New York, or in Wilmington, Delaware and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, Common Shares and any cash necessary for such redemption, in trust, with irrevocable instructions that such Common Shares and cash be applied to the redemption of the Series A Preferred Shares so called for redemption. At the close of business on the Call Date, each holder of Series A Preferred Shares to be redeemed (unless GGC defaults in the crediting of Common Shares in its transfer books for the benefit of such holder of Series A Preferred Shares or in the delivery of cash payable on such Call Date) shall be deemed to be the record holder of the number of Common Shares into which such Series A Preferred Shares are to be redeemed (regardless of whether such holder has surrendered the certificates representing the Series A Preferred Shares, if any). No interest shall accrue for the benefit of the holders of Series A Preferred Shares to be redeemed on any cash so set aside by GGC. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of GGC, after which reversion the holders of such shares so called for redemption shall look only to the general funds of GGC for the payment of such cash.

   As promptly as practicable after the redemption of Series A Preferred Shares pursuant to this provision, such shares shall be exchanged for Common Shares by way of book-entry credit in GGC's transfer books and any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series A Preferred Shares are to be redeemed, shares to be redeemed shall be selected by GGC from outstanding Series A Preferred Shares not previously called for redemption on a pro rata basis (as nearly as may be) or by any other manner determined by GGC in its sole discretion to be equitable.

   (f) No fractional shares or scrip representing fractions of Common Shares shall be issued upon redemption of the Series A Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be owing upon the redemption of a Series A Preferred Share, GGC shall pay to the holder of such share an amount in cash (computed to the nearest cent with $.005 being rounded upward) based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the Call Date. If more than one Series A Preferred Shares shall be surrendered for redemption at one time by the same holder, the number of full Common Shares issuable upon redemption thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

   (g) GGC covenants that any Common Shares issued upon redemption of the Series A Preferred Shares shall be validly issued, fully paid and non-assessable. GGC shall endeavor to list the Common Shares required to be issued upon redemption of the Series A Preferred Shares, prior to such redemption, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such issuance.

   GGC shall endeavor to take any action necessary to ensure that any Common Shares issued upon the redemption of Series A Preferred Shares are freely transferable and not subject to any resale restrictions under the Securities Act of 1933, as amended (the "ACT"), or any applicable state securities or blue sky laws (other than any Common Shares issued upon redemption of any Series A Preferred Shares which are held by an "affiliate" (as defined in Rule 144 under the Act) of GGC).

   SECTION 6. CONVERSION. Holders of Series A Preferred Shares shall have the right, at any time, to convert any of their Series A Preferred Shares into either (i) the Transaction Proceeds, as described in Section 6(a) herein or
(ii) Common Shares of GGC, pursuant to Section 6(b). In no event may a holder convert one Series A Preferred Share into both Transaction Proceeds, pursuant to Section 6(a), and Common Shares of GGC, pursuant to Section 6(b).

   (a) A holder of Series A Preferred Shares shall have the right to convert each of his or her Series A Preferred Share into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of the merger (the "MERGER") of GGC and First Union Real Estate Equity and Mortgage Investments, an Ohio business trust ("FIRST UNION"), by a holder of that number of First Union Common Shares into which one Series A Preferred Share of First Union ("FIRST UNION SERIES A PREFERRED SHARE") was convertible immediately prior to the Merger, assuming such holder of common shares of First Union failed to exercise his rights of election as to the kind or amount of shares, securities and other property (including cash) receivable upon such Merger (the "TRANSACTION PROCEEDS"). As each First Union Series A Preferred Share was convertible into 4.92 First Union Common Shares immediately prior to the Merger, the Transaction Proceeds for one Series A Preferred Share shall equal,

      (i) if the Series A Preferred Share is converted into Transaction Proceeds prior to the Escrow Termination Date, (A) the right to receive, as promptly as practicable after GGC's receipt of Written Notice (defined below), an amount in cash (rounded to the nearest whole cent and without interest) equal to 4.92 multiplied by the difference between (x) [INSERT AMOUNT EQUAL TO $2.55 LESS THE DIVIDEND SHARE HOLDBACK AND THE SHARED COSTS HOLDBACK] and (y) the Escrow Share Holdback; and (B) the right to receive, as promptly as practicable on or after the Escrow Termination Date, an amount in cash equal to the Escrow Share Distribution Amount; or


      (ii) if the Series A Preferred Share is converted into Transaction Proceeds on or after the Escrow Termination Date, the right to receive, as promptly as practicable after GGC's receipt of Written Notice, an amount in cash (rounded to the nearest whole cent and without interest) equal to 4.92 multiplied by the difference between (x) [INSERT AMOUNT EQUAL TO $2.55 LESS THE DIVIDEND SHARE HOLDBACK AND THE SHARED COSTS HOLDBACK] and (y) the Escrow Share Deduction.


   (b) Any Series A Preferred Share not converted into Transaction Proceeds pursuant to Section 6(a) may be converted into the number of Common Shares of GGC obtained by dividing the Liquidation Preference (excluding any accrued and unpaid dividends) of such Series A Preferred Share by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (c) of this Section 6); PROVIDED, HOWEVER, that the right to convert a Series A Preferred Share called for redemption pursuant to Section 5 shall terminate at the close of business on the Call Date fixed for such redemption, unless GGC shall default in making payment of the Common Shares and any cash payable upon such redemption under Section 5.

   (c) In order to exercise the conversion right either under Section 6(a) or
Section 6(b), the holder of each Series A Preferred Share to be converted shall send written notice of such conversion substantially in the form of EXHIBIT 2 ("WRITTEN NOTICE") to the offices of the Transfer Agent and GGC that the holder thereof elects to convert such Series A Preferred Shares to receive either (i) the Transaction Proceeds or (ii) GGC Common Shares. Unless the Transaction Proceeds or GGC Common Shares issuable upon conversion are to be issued in the same name as the name in which such Series A Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to GGC, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to GGC demonstrating that such taxes have been paid).

   Holders of Series A Preferred Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, Series A Preferred Shares surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a Call Date during such period, such Series A Preferred Shares being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series A Preferred Shares on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into Common Shares on the corresponding Dividend Payment Date will receive the dividend payable by GGC on such Series A Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series A Preferred Shares for conversion. Except as provided above, GGC shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Shares issued upon such conversion.

   As promptly as practicable after receipt of a holder's Written Notice for conversion into the Transaction Proceeds pursuant to Section 6(a)(i), for each surrendered Series A Preferred Share, GGC shall issue to such holder by way of book-entry credit in GGC's transfer books uncertificated rights representing the right to receive, as promptly as practicable on or after the Escrow Termination Date, the Escrow Share Distribution Amount.

   As promptly as practicable after receipt of a holder's Written Notice for conversion into GGC Common Shares pursuant to Section 6(b), GGC shall issue to such holder by way of book-entry credit in GGC's transfer books uncertificated shares representing the number of full Common Shares issuable upon the conversion of such shares in accordance with provisions of this Section 6, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in paragraph (d) of this Section 6.

   Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Written Notice shall have been received by GGC as aforesaid (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by GGC as described above), and the Person or Persons in whose name or names the Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date; and, in the case of a conversion for GGC Common Shares pursuant to Section 6(b), such conversion shall be at the Conversion Price in effect at such time on such date unless the share transfer books of GGC shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by GGC.

   (d) In the case of a conversion for GGC Common Shares pursuant to Section 6(b), no fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series A Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be issuable upon the conversion of a Series A Preferred Share, GGC shall pay to the holder of such share an amount in cash (computed to the nearest cent with $.005 being rounded upward) based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series A Preferred Shares shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

   (e) The Conversion Price shall be adjusted from time to time as follows:

      (i) If GGC shall after the Issue Date (A) pay a dividend or make a distribution on its capital shares in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series A Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such Series A Preferred Shares had been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the Business Day next following the record date (except as provided in Section 6(i) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision, combination or reclassification.

      (ii) If GGC shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than 94% (100% if a stand-by underwriter is used and charges GGC a commission) of the Fair Market Value per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (x) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (y) the number of shares that the aggregate proceeds to GGC from the exercise of such rights, options or warrants for Common Shares would purchase at 94% of such Fair Market Value (or 100% in the case of a stand-by underwriting), and the denominator of which shall be the sum of (x) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (y) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in Section 6(i) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than 94% of such Fair Market Value (or 100% in the case of a stand-by underwriting), there shall be taken into account any consideration received by GGC upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Chairman of the Board or the Board of Directors.

      (iii) If GGC shall distribute to all holders of its Common Shares any shares of capital stock of GGC (other than Common Shares) or evidence of its indebtedness or assets or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) collectively called the "SECURITIES" and individually a "SECURITY"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (x) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (y) a fraction, the numerator of which shall be the Fair Market Value per Common Share on the record date mentioned below less the then fair market value (as determined by the Chairman of the Board or the Board of Directors, whose determination shall be conclusive), of the portion of the shares of capital stock or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one Common Share, and the denominator of which shall be the Fair Market Value per Common Share on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in Section 6(i) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subparagraph
   (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each Common Share delivered to a Person converting a Series A Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); PROVIDED that on the date, if any, on which a Person converting a Series A Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

      (iv) In case a tender or exchange offer made by GGC or any subsidiary of GGC for all or any portion of the Common Shares shall expire and such tender or exchange offer shall involve the payment by GGC or such subsidiary of consideration per Common Share having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), at the last time (the "EXPIRATION TIME") tenders or exchanges may be made pursuant to such tender or exchange offer, that exceeds the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph, by a fraction of which the numerator shall be the number of Common Shares outstanding (including any tendered or exchanged shares) at the Expiration Time, multiplied by the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, and the denominator shall be the sum of (A) the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any maximum, being referred to as the "PURCHASED SHARES") and (B) the product of the number of Common Shares outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

      (v) No adjustment to the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and PROVIDED, FURTHER, that any adjustment shall be required and made in accordance with the provisions of this Section 6 (other than this subparagraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 6, GGC shall not be required to make any adjustment to the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of GGC and the investment of additional optional amounts in Common Shares under such plan. All calculations under this
   Section 6 shall be made to the nearest cent (with $0.005 being rounded upward) or to the nearest one-tenth of a share (with 0.05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, GGC shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (e), as it in its discretion shall determine to be advisable in order that any share dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase shares or securities, or distribution of other assets (other than cash dividends) hereafter made by GGC to its shareholders shall not be taxable.

   (f) If GGC shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares, sale of all or substantially all of GGC's assets or recapitalization of the Common Shares and excluding any transaction as to which subparagraph (e)(i) of this Section 6 applies) (each of the foregoing being referred to herein as a "TRANSACTION"), in each case as a result of which all or substantially all Common Shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Series A Preferred Share that is not redeemed or converted into the right to receive shares, securities or other property prior to such Transaction shall thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series A Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which GGC consolidated or into which GGC merged or which merged into GGC or to which such sale or transfer was made, as the case may be ("CONSTITUENT PERSON"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share held immediately prior to such

Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this paragraph (f) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). GGC shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (f), and it shall not consent or agree to the occurrence of any Transaction until GGC has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Shares that will contain provisions enabling the holders of the Series A Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph
(f) shall similarly apply to successive Transactions.

   (g) If:

      (i) GGC shall declare a dividend (or any other distribution) on the Common Shares; or

      (ii) GGC shall authorize the granting to the holders of Common Shares of rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants; or

      (iii) there shall be any reclassification of the Common Shares (other than an event to which subparagraph (e)(i) of this Section 6 applies) or any consolidation or merger to which GGC is a party and for which approval of any shareholders of GGC is required, or a statutory share exchange, or a self tender offer by GGC for all or substantially all of its outstanding Common Shares or the sale or transfer of all or substantially all of the assets of GGC as an entirety; or

      (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of GGC;

then GGC shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of Series A Preferred Shares at their addresses as shown on the records of GGC, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, issuable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.

   (h) Whenever the Conversion Price is adjusted as herein provided, GGC shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, GGC shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series A Preferred Share at such holder's last address as shown on the records of GGC.

   (i) In any case in which paragraph (e) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, GGC may defer until the occurrence of such event (A) issuing to the holder of any Series A Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (d) of this Section 6.

   (j) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of GGC in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section
6. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 6, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

   (k) If GGC shall take any action affecting the Common Shares, other than actions described in this Section 6, that in the opinion of the Board of Directors would materially and adversely affect the conversion rights of the holders of the Series A Preferred Shares, the Conversion Price for the Series A Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

   (l) GGC covenants that it will at all times reserve and keep available, free from preemptive rights, for the purpose of effecting conversion of the Series A Preferred Shares out of the aggregate of its authorized but unissued Common Shares, the full number of Common Shares issuable upon the conversion of all outstanding Series A Preferred Shares not theretofore converted into GGC Common Shares, pursuant to Section 6(b). For purposes of this paragraph (l), the number of Common Shares that shall be issuable upon the conversion of all outstanding Series A Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

   GGC covenants that any Common Shares issued upon conversion of the Series A Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares issuable upon conversion of the Series A Preferred Shares, GGC will take any action that, in the opinion of its counsel, may be necessary in order that GGC may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price.

   In the case of a conversion pursuant to Section 6(b), GGC shall endeavor to list the Common Shares required to be issued by way of book-entry credit in GGC's transfer books upon conversion of the Series A Preferred Shares, prior to such issuance, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such issuance. In addition, prior to the issuance by way of book-entry credit in GGC's transfer books of any securities that GGC shall be obligated to issue upon conversion of the Series A Preferred Shares, GGC shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the issuance thereof by, any governmental authority.

   (m) GGC will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series A Preferred Shares pursuant hereto; PROVIDED, HOWEVER, that GGC shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to GGC the amount of any such tax or established, to the reasonable satisfaction of GGC, that such tax has been paid.

   SECTION 7. SHARES TO BE RETIRED. All Series A Preferred Shares that shall have been issued and reacquired in any manner by GGC shall be restored to the status of authorized but unissued shares of Series A Preferred Stock of GGC.

   SECTION 8. RANKING. Any class or series of shares of capital stock of GGC shall be deemed to rank:

   (a) prior to the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares;

   (b) on a parity with the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("PARITY SHARES");

   (c) junior to the Series A Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and

   (d) junior to the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

   SECTION 9.  VOTING.

   (a) Each Series A Preferred Share shall be entitled to [1/10/TH/] of the vote attributable to each Common Share, voting as a class with the Common Shares.

   (b) In addition, if and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of Directors then constituting the Board of Directors shall be increased by two and the holders of Series A Preferred Shares, together with the holders of shares of every other series of Parity Shares (any such other series, the "VOTING PREFERRED SHARES"), voting as a single class regardless of series, shall be entitled to elect two additional Directors to serve on the Board of Directors at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Series A Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect such additional two Directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as Directors by the holders of the Series A Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series A Preferred Shares and the Voting Preferred Shares, the Secretary of GGC may, and upon the written request of any holder of Series A Preferred Shares (addressed to the Secretary at the principal office of GGC) shall, call a special meeting of the holders of the Series A Preferred Shares and of the Voting Preferred Shares for the election of the two Directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the By-Laws of GGC for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series A Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the records of GGC. The Directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the Directors elected by the holders of the Series A Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining trustee elected by the holders of the Series A Preferred Shares and the Voting Preferred Shares or the successor of such remaining trustee, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

   (c) So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law, by GGC's Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION"), or by GGC's By-Laws, as amended and supplemented (the "BY-LAWS"), the affirmative vote of at least
66 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Shares and the Voting Preferred Shares, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

      (i) Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, By-Laws or this Certificate of Designations that materially and adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Shares or the Voting Preferred Shares; PROVIDED, HOWEVER, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares that are not senior in any respect to the Series A Preferred Shares, or any shares of any class ranking on a parity with the Series A Preferred Shares or the Voting Preferred Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series A Preferred Shares, and PROVIDED, FURTHER, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series A Preferred Shares or another series of Voting Preferred Shares that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

      (ii) A share exchange that affects the Series A Preferred Shares, a consolidation with or merger of GGC into another entity, or a consolidation with or merger of another entity into GGC, unless in each such case each Series A Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Series A Preferred Share (except for changes that do not materially and adversely affect the holders of the Series A Preferred Shares); or

      (iii) The authorization, reclassification or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to the Series A Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of GGC or in the payment of dividends; PROVIDED, HOWEVER, that no such vote of the holders of Series A Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series A Preferred Shares at the time outstanding.

   (d) For purposes of the foregoing provisions of this Section 9(b) and (c), each Series A Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Series A Preferred Shares as a single class on any matter, then the Series A Preferred Shares and such other series shall have with respect to such matters one (1) vote per $25.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth in Section 9(a), the Series A Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

   SECTION 10. RECORD HOLDERS. GGC and the Transfer Agent may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither GGC nor the Transfer Agent shall be affected by any notice to the contrary.

   SECTION 11. SINKING FUND. The Series A Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

   SECTION 12. EXCLUSIVITY. Other than to the extent expressly set forth herein and in the Certificate of Incorporation, the holders of the Series A Preferred Shares shall have no voting rights and shall not be entitled to receive any dividends or distributions on account of their shares.

   IN WITNESS WHEREOF, GGC has caused this Certificate of Designations to be duly executed and signed by [INSERT NAME], Secretary of the Board of Directors,
on this    day of           , 2002.

                                              GOTHAM GOLF CORP.

                                              By: -----------------------------
                                                  [INSERT NAME]
                                                  Secretary, Board of Directors

                                   EXHIBIT 1

                       LIST OF APPROVED INVESTMENT FIRMS

Societe Generale                    Bank of America                     Merrill Lynch & Co.

ING Barings                         Bear, Stearns & Co., Inc.           Morgan Stanley

Credit Suisse First Boston          JP Morgan Chase & Co.               Tucker Anthony Sutro

Lehman Brothers                     Citigroup                           Lazard Freres & Co.

Toronto-Dominion Bank               Salomon Smith Barney                Wachovia / First Union Securities

Houlihan Lokey Howard & Zukin       UBS Warburg LLC                     Ferris, Baker, Watts, Inc.

M.J. Whitman Inc.                   Friedman Billings                   Royal Bank of Canada

Jefferies & Co.                     Deutsche Bank Alex. Brown           WR Hambrecht & Co.

Robert W. Baird & Co.               CIBC Oppenheimer Corp.              Robertson Stephens & Co.

ABN AMRO                            Prudential Financial                SG Cowen

Dresdner Kleiner Wasserstein        Raymond James Financial             Credit Lyonnais

Thomas Weisel Partners              Goldman Sachs & Co.                 Hambrecht & Quist

US Bancorp Piper Jaffray            Brown Brothers Harriman & Co.       Sutro & Co.

                                   EXHIBIT 2

                            FORM OF WRITTEN NOTICE

       (To be executed only upon conversion of Series A Preferred Shares into Transaction Proceeds or Common Shares)

GOTHAM GOLF CORP.

   The undersigned registered holder of Series A Preferred Shares hereby irrevocably exercises:

      (a) [insert number] of his or her Series A Preferred Shares for conversion into Transaction Proceeds, pursuant to Section 6(a) of the Certificate of Designations; and

      (b) [insert number] of his or her Series A Preferred Shares for conversion into Common Shares, pursuant to Section 6(b) of the Certificate of Designations.

   In the case of conversion into Common Shares pursuant to Section 6(b) of the Certificate of Designations, the Common Shares covered by such conversion shall be issued, by way of book-entry credit in GGC's transfer books, in the name of the undersigned, whose address is set forth below.

                                          _____________________________________
                                          (Signature of holder)

                                          _____________________________________
                                          (Street Address)

                                          _____________________________________
                                          (City)    (State)        (Zip Code)


                                          Date ______________________________